UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CAPITALSOUTH BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CAPITALSOUTH BANCORP
2340 Woodcrest Place, Suite 200
Birmingham, AL 35209
SUPPLEMENT TO PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
MAY 21, 2007
To the Stockholders of CapitalSouth Bancorp:
This supplement is being sent to the Stockholders of CapitalSouth Bancorp, a Delaware corporation (the “Company”), to reflect certain information that inadvertently was omitted from the Company’s Proxy Statement dated April 17, 2007 (the “Proxy Statement”) that was mailed to you in connection with the Company’s Annual Meeting of Stockholders to be held on Monday, May 21, 2007 at 5:00 p.m., Central Time, at The Embassy Suites Hotel, 2300 Woodcrest Place, Birmingham, Alabama.
During the course of preparing the Proxy Statement, one column of the Director Compensation table and two subsequent paragraphs were omitted inadvertently from page 7 of the Proxy Statement. We have enclosed a replacement page 7 that includes the omitted information.
Your vote is important, no matter how many or how few shares you may own. Whether or not you have already done so, please vote your shares TODAY by signing, dating and returning your Proxy in the envelope provided in the original mailing or by following the instructions printed on the Proxy for voting by telephone.
By Order of the Board of Directors
W. Dan Puckett, Chairman
Birmingham, Alabama
April 27, 2007

appropriate, depending on the facts and circumstances outlined in the communication. We may exclude business solicitations, advertisements and like communications from general distribution.
Director Compensation
     Under our Third Revised and Restated Directors’ Compensation Plan, our directors are paid shares of stock of CapitalSouth in lieu of cash compensation for their service as directors of CapitalSouth or CapitalSouth Bank. Each member of the board of directors of CapitalSouth and our subsidiary bank receives a fee (a “Director’s Fee”) for attending meetings of the board of directors and for attending meetings of committees thereof equal to a certain number of shares of common stock, which number shall be established from time to time by our board of directors, in consultation with the board of directors of our subsidiary bank with respect to awards to the bank’s board members (the “Share Amount”). The number of shares received by such director equals the Share Amount. In the event the board of directors determines that it is not appropriate to issue the Share Amount, the Director’s Fee is payable in cash and the amount of cash received by such director is derived by multiplying the Share Amount by the fair market value of each share of the common stock as determined by our board of directors from time to time in its sole and absolute discretion. The table below reflects director compensation for the year ended December 31, 2006 for our holding company directors. Mr. Oakley was named a director in January 2007, and consequently does not have any 2006 director compensation to report.

					Change in
					pension value
	Fees				and non-
	earned			Non-equity	deferred
	or paid	Stock	Option	incentive plan	compensation		All other
Name	in cash	awards(1)	awards	compensation	earnings		compensation	Total
	($)	($)	($)	($)	($)		($)	($)
W. Dan Puckett, PEO		$30,006				(2)		$30,006
H. Bradford Dunn		$26,957			(10,345	)(3)		$26,957	(3)
Stanley L. Graves		$29,479			2,336			$31,815
Charles K. McPherson, Sr.		$25,276			(9,775	)(3)		$25,276	(3)
David W. Wood, II		$29,247			2,654			$31,901
(1)	Stocks awards given for Board and Committee fees. Stock was awarded on March 31, 2006, June 30, 2006, September 28, 2006 and December 26, 2006.

(2)	Information on the change in pension value for Mr. Puckett is included in the Summary Compensation table on page 14 of this proxy statement.

(3)	The negative number for Messrs. Dunn and McPherson is due to the difference in mortality age used at 12/31/2005 and the age used at 12/31/06. Present value of benefits under the Director Retirement Agreements discussed below was calculated for 2005 using a mortality age of 12/31/2005, while the 2006 calculation used the mortality age at plan implementation. Total compensation for Messrs. Dunn and McPherson has not been reduced by the negative amount.
     CapitalSouth Bank maintains Director Supplemental Retirement Plan Director Agreements (Director Retirement Agreements) and Life Insurance Endorsement Method Split Dollar Plan Agreements (Split Dollar Life Insurance Agreements) for certain CapitalSouth Bank directors, including Messrs. Dunn, Graves, McPherson and Wood, the independent directors of CapitalSouth. CapitalSouth Bank has purchased single premium bank owned life insurance policies (BOLI policies) on the lives of each of the directors and intends to use income from the BOLI policies, which has certain tax advantages, to offset benefit expenses. For the year ended December 31, 2006, $62,603 was charged to operations expense related to these Director Retirement Agreements. Income from the BOLI policies is separately reflected in other income and the BOLI policies are held as other assets. The Split Dollar Life Insurance Agreements relate to the same BOLI policies, the earnings on which form the basis for calculating the periodic retirement credit benefit for each of the directors. The insured is imputed an amount of taxable income with respect to the life insurance benefit available under the Split Dollar Life Insurance Agreements. The reportable income to each director of CapitalSouth related to the interest of such director in the death benefits under the BOLI policies ranged from $99 to $389 in 2006.
     The following table presents estimated annual benefits payable to each of the directors under the plan upon normal retirement age based on the assumptions shown.

			Projected	Projected	Projected
			annual	annual	annual
			retirement	retirement	retirement
	Year of	Retirement	benefit	benefit	benefit
Name	birth	age	(1st year)	(5th year)	(10th year)
Harold B. Dunn	1941	65	$10,696	$11,050	$11,607
Stanley A. Graves	1944	65	11,431	11,854	12,545
Charles K. McPherson, Sr.	1941	65	10,309	10,673	11,355
David W. Wood, II	1948	65	12,512	12,465	12,205

7